Exhibit 99

FARMER MAC NEWS

FOR IMMEDIATE RELEASE	CONTACT
May 27, 2008	Mary Waters
202-872-7700

Congress Expands Farmer Mac’s Authorities
Farm Bill Adds Rural Utilities Loans

Washington, D.C. — The United States Congress last week enacted into law the Food, Conservation and Energy Act of 2008 with a provision that significantly expands the charter of the Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) to authorize it to purchase and guarantee securities backed by rural utilities loans throughout the nation.  Those loans, made by cooperative lenders such as the National Rural Utilities Cooperative Finance Corporation (“Nat Rural”) and institutions of the Farm Credit System (“FCS”), finance electrification and telecommunications systems for Rural America.

Farmer Mac President and Chief Executive Officer Henry D. Edelman stated, “We are excited about this addition to Farmer Mac’s guarantee authorities and believe it offers important new business opportunities.  While we cannot currently give any assurance as to what level of new business volume may result from it, this expansion of authorities significantly increases Farmer Mac’s potential for future growth.

“Advancing the vision outlined by Congress in 1987, this new legislative authority expands Farmer Mac’s mission to provide additional liquidity and lending capacity to Rural America, by ensuring competitive capital markets access for rural utilities cooperative lenders.  We expect this extension of Farmer Mac’s authorities to facilitate the continuation and improvement of affordable electric and telecommunications service to farmers and others in Rural America well into the future.  We are gratified by this display of Congressional support, and we look forward to meeting the challenge put before us, as we work with Nat Rural, FCS institutions, and others to effectuate these new authorities.”

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital markets funding for USDA-guaranteed farm program and rural development loans.  Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively.  Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.